EXHIBIT 99

At the Company:
Akorn Inc.
Arthur S. Przybyl
President and CEO
(847) 279-6100

FOR IMMEDIATE RELEASE

Akorn, Inc. Announces $14.1 Million
Private Placement of Series B 6% Participating Convertible Preferred Stock

Buffalo Grove, IL, August 18, 2004 – Akorn, Inc. (OTCBB:AKRN.OB) today announced that it has entered into definitive agreements with institutional and other accredited investors with respect to the private placement of 141,000 shares of its Series B 6% Participating Convertible Preferred Stock at a conversion price of $2.70 per common share, for gross proceeds of $14.1 million. Investors also will receive warrants to purchase approximately 1.6 million shares of common stock at an exercise price of $3.50 per share. Leerink Swann & Company served as placement agent for the transaction.

This transaction is expected to be consummated within the next few days following satisfaction of certain customary closing conditions contained in the definitive transaction agreements.

Arthur S. Przybyl, president and chief executive officer of Akorn, Inc. stated, “We are excited to successfully complete this private placement for Akorn. We welcome our new group of institutional shareholders who we believe understand Akorn’s business strategy: to grow Akorn into an important provider of ophthalmology and U.S. hospital (parenteral) drug products. At the close of the transaction, we will have approximately $6 million in working capital and will have the funding necessary to complete our lyophilization facility.”

The net proceeds to Akorn will be approximately $13.3 million. Akorn intends to use the net proceeds to retire its remaining bank debt, validate its lyophilization facility, fund the development of an internal ANDA lyophilized product pipeline, and for general corporate purposes.

The securities offered in this placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and cannot be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. As part of the transaction, the company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon conversion of the preferred stock and the exercise of the warrants. This news release is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein and is being issued under Rule 135c of the Securities Act of 1933.

About Akorn, Inc.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.

Any statements made by Akorn, Inc. (“we”, “us”, “our”, “Akorn” or the “Company”) in this press release that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that important factors may affect the Company’s actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to, risks and uncertainties relating to (i) the ability to generate cash from operations sufficient to meet the Company’s working capital requirements, (ii) the necessity of complying with various regulatory procedures in the manufacture of drug products, (iii) the Company’s ability to acquire, develop, finance, test, produce and market new products, including the availability of materials to produce products, (iv) the resolution of the FDA compliance issues at the Company’s Decatur, Illinois manufacturing facility and the outcome of other legal proceedings involving the Company, (v) patent protection for the Company’s intellectual property or trade secrets, and (vi) other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including, but not limited to, those risks referenced under the caption “Factors That May Affect Future Results” in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.